SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                          Commission File Number 1-6739

                        Spelling Entertainment Group Inc.
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             (Exact name of registrant as specified in its charter)
                             5700 Wilshire Boulevard
                          Los Angeles, California 90036
                                 (323) 965-5700
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            (X)            Rule 12h-3(b)(1)(ii)           ( )
Rule 12g-4(a)(1)(ii)           ( )            Rule 12h-3(b)(2)(i)            ( )
Rule 12g-4(a)(2)(i)            ( )            Rule 12h-3(b)(2)(ii)           ( )
Rule 12g-4(a)(2)(ii)           ( )            Rule 15d-6                     ( )
Rule 12h-3(b)(1)(i)            (X)

                     Approximate number of holders of record
                   as of the certification on notice date: 1




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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Spelling Entertainment Group Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 1, 1999                          By:/s/ Sally Suchil
                                                --------------------------------
                                             Senior Vice President and General
                                             Counsel